EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Horizon Bancorp on Form S-3 (File Nos. 333-179216, 333-177007, 333-86214 and 333-156737), Form S-4 (File No. 333-181457) and Form S-8 (File Nos. 333-98609 and 333-112970 and 333-166826) of our report, dated March 12, 2012, on the consolidated financial statements of Horizon Bancorp as of December 31, 2012 and 2010, and for each of the three years in the period ended December 31, 2012, which report is included in the annual report on Form 10-K of Horizon Bancorp for the year ended December 31, 2012.

Indianapolis, Indiana

March 12, 2013

123